Exhibit 5.1

January 24, 2022

SQL Technologies Corp.

11030 Jones Bridge Road, Suite 206

Johns Creek, Georgia 30022

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to SQL Technologies Corp. (d/b/a Sky Technologies), a Florida corporation (the “Company”), in connection with the filing by the Company of a Registration Statement (No. 333-261829) on Form S-1, as amended (the “Registration Statement”), with the U.S. Securities and Exchange Commission (the “Commission”), including a related prospectus filed with the Registration Statement (the “Prospectus”), covering an underwritten public offering of up to a proposed maximum aggregate offering amount of $22,425,000 in shares (the “Shares”) of the Company’s common stock, no par value per share, which includes up to Shares that may be sold pursuant to the exercise of the Underwriters’ (as defined below) option to purchase additional Shares. The Shares are to be sold by the Company in accordance with an Underwriting Agreement, in the proposed form filed as Exhibit 1.1 to the Registration Statement (the “Agreement”), by and between the Company and The Benchmark Company, LLC, as representative of the several underwriters named therein (the “Underwriters”), as described in the Registration Statement and the Prospectus.

In rendering this opinion, we have examined the Registration Statement, the Prospectus, the Company’s articles of incorporation, as amended, and by-laws, and such other documents, and reviewed such questions of law, as we have deemed advisable in order to render our opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, that all parties (other than the Company) had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that all such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are valid, binding and enforceable obligations of such parties, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In providing this opinion, we have further relied as to certain matters on information obtained from public officials and officers of the Company.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued against payment therefor as described in the Registration Statement and the Prospectus and in accordance with the terms of the Agreement, will be validly issued, fully paid and non-assessable.

Our opinion expressed above is limited to the Business Corporation Act of the State of Florida, as currently in effect, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

This opinion letter is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, the Registration Statement or the Prospectus.

We hereby consent to being named in the Registration Statement and in the Prospectus under the caption “Legal Matters” and to the use of this opinion for filing with said Registration Statement as Exhibit 5.1 thereto. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Thompson Hine LLP

Thompson Hine LLP